Exhibit 99.1

Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com

Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com

SYMETRA REPORTS FOURTH QUARTER AND FULL-YEAR 2014 RESULTS
AND ANNOUNCES 2015 OUTLOOK

Fourth Quarter Highlights

•	Strong sales across the company, with growth in medical stop-loss, group life and disability income, fixed indexed annuities and universal life.

•	Benefits generated a favorable loss ratio of 63.2%, compared with 64.0% in fourth quarter 2013.

•	Deferred Annuities account values reached $15.2 billion, from $13.4 billion at year-end 2013. Base interest spreads remained solid.

•	Income Annuities and Individual Life had less favorable mortality experience, compared with fourth quarter 2013.

•	Prepayment-related income, net of amortization, was $20.2 million, up from $4.2 million in fourth quarter 2013. Income from alternative investments increased by $9.5 million from fourth quarter 2013.

BELLEVUE, Wash.—(Feb. 4, 2015)—Symetra Financial Corporation (NYSE: SYA) today reported fourth quarter 2014 adjusted operating income1 of $60.7 million, or $0.52 per diluted share,1 compared with $50.0 million, or $0.42 per diluted share, for the fourth quarter of 2013. For full-year 2014, Symetra posted adjusted operating income of $227.2 million, or $1.95 per diluted share, compared with $200.9 million, or $1.59 per diluted share, in 2013.
For the fourth quarter of 2014, net income was $67.6 million, or $0.58 per diluted share, compared with $64.4 million, or $0.55 per diluted share, in the same period a year ago. For full-year 2014, Symetra reported net income of $254.4 million, or $2.19 per diluted share, compared with $220.7 million, or $1.74 per diluted share, in 2013.

Summary Financial Results	Three Months Ended December 31		Twelve Months Ended December 31
(In millions, except per share data and percentages)	2014	2013	2014	2013
Net Income	$67.6	$64.4	$254.4	$220.7
Per Diluted Share of Common Stock	$0.58	$0.55	$2.19	$1.74
Adjusted Operating Income	$60.7	$50.0	$227.2	$200.9
Per Diluted Share of Common Stock	$0.52	$0.42	$1.95	$1.59
Return on Equity			7.8%	6.8%
Operating Return on Average Equity[1]			9.5%	8.8%

“We are pleased with our results for the fourth quarter and for 2014. The fundamentals of the business are strong— medical stop-loss posted another favorable loss ratio and deferred annuity account values contributed a meaningful increase in earnings. Continued growth is a priority, so I'm particularly proud that sales were up across the company, with higher production in stop-loss, group life and disability income, fixed indexed annuities and universal life," said Tom Marra, Symetra president and CEO.
“Each business division is well positioned for continued long-term growth. My enthusiasm for our prospects is tempered only by the very low interest rate environment, which clearly makes it harder to sell products and earn target interest margins. However, I expect that all of our work to broaden and deepen relationships with premier distribution partners will drive solid sales results in the new year," Marra said.

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended December 31		Twelve Months Ended December 31
(In millions)	2014	2013	2014	2013
Benefits	$21.6	$19.2	$89.9	$64.2
Deferred Annuities	40.8	27.0	129.1	107.3
Income Annuities	0.9	6.4	15.9	32.3
Individual Life	9.1	13.8	45.7	55.3
Other	2.3	(6.1)	(22.5)	(15.5)
Subtotal	$74.7	$60.3	$258.1	$243.6
Less: Income Taxes*	14.0	10.3	30.9	42.7
Adjusted Operating Income	$60.7	$50.0	$227.2	$200.9

* Represents the total provision for income taxes adjusted for the tax effect on certain net realized gains (losses) at the U.S. federal income tax rate of 35%.

In the business discussions that follow, results for the fourth quarter of 2014 and full-year 2014 are compared with the fourth quarter of 2013 and full-year 2013, respectively, unless otherwise noted.

Benefits

•
Pretax adjusted operating income was $21.6 million for the quarter, up from $19.2 million. For the full year, pretax adjusted operating income was $89.9 million, up from $64.2 million. Higher earnings for the quarter and the year were driven primarily by a lower loss ratio for medical stop-loss.

•
Loss ratio was 63.2% in the quarter, compared with 64.0% in the previous period. For the full year, the Benefits loss ratio was 61.5%, compared with 66.5%. The favorable result for the year was driven by lower claims frequency and severity for medical stop-loss and ultimate performance of the business written in January 2013.

•
Sales of $33.9 million for the quarter were up from $24.1 million in the previous period, as a result of increased medical stop-loss and group life and disability income production. For the full year, sales rose 27% to $166.7 million, with strong growth across all lines.

Deferred Annuities

•
Pretax adjusted operating income was $40.8 million for the quarter, up from $27.0 million in the previous period. The quarter's results benefited from higher prepayment-related income and growth in fixed indexed annuities (FIA). For the full year, pretax adjusted operating income was $129.1 million, compared with $107.3 million in the prior year, also driven primarily by the growth in FIA. Solid base interest spreads on traditional deferred annuity account values were maintained throughout 2014.

•
Higher FIA account values contributed $7.9 million more to interest margin for the quarter, offset in part by the impact of $3.2 million higher FIA-related deferred policy acquisition costs (DAC) amortization. For the year, higher FIA account values added $25.8 million to interest margin, partially offset by $6.5 million higher FIA-related DAC amortization.

•
Prepayment-related income, net of amortization, was $12.9 million for the quarter, up sharply from $1.9 million in the prior period. For the full year, prepayment-related income, net of amortization, was $20.5 million, essentially even with last year's $20.0 million.

•
Total account values were $15.2 billion at year end, up from $13.4 billion at the end of the prior year. Strong FIA sales drove this growth, with FIA account values rising to $3.3 billion from $1.7 billion a year ago.

•
Sales for the quarter were $642.3 million, compared with $732.9 million in the year-ago quarter. FIA sales increased slightly to $395.7 million from $391.3 million, while sales of traditional fixed annuities declined to $242.2 million, from $328.5 million, due to low interest rates. For the full year, sales totaled $2.7 billion, exceeding the previous year's $2.2 billion, despite the challenging low interest rate environment.

Income Annuities

•
Pretax adjusted operating income was $0.9 million for the quarter, down from $6.4 million in the year-ago quarter. For the full year, pretax adjusted operating income was $15.9 million, compared with $32.3 million. The decline for both periods was due primarily to mortality experience and mark-to-market losses on alternative investments. For the fourth quarter, the decline was partially offset by higher prepayment-related income. For the full year, the change in results also reflected lower base interest margin.

•
Mortality losses were $3.0 million for the quarter, compared with gains of $1.5 million in the previous period. On a full-year basis, mortality gains were $3.3 million, compared with gains of $8.1 million. Mortality experience is expected to fluctuate from period to period.

•	Losses on hedge fund investments, which are marked to market, totaled $2.9 million for the quarter and $4.8 million for the year. This segment had no such investments in 2013.

•	Sales were $80.0 million for the quarter, compared with $85.4 million in the prior-year quarter. For the full year, sales were $318.8 million, up from $210.5 million.

Individual Life

•
Pretax adjusted operating income was $9.1 million for the quarter, compared with $13.8 million in the year-ago period. The decrease in earnings was driven by higher individual claims and a lower bank-owned life insurance (BOLI) base return on assets (ROA). For the full year, pretax adjusted operating income was $45.7 million, compared with $55.3 million. The decline for the year resulted primarily from higher operating expenses in support of increasing production levels and growth initiatives.

•
Individual claims were $4.5 million higher for the quarter, reflecting higher frequency and severity in UL claims, mainly related to older policies. For the full year, individual claims were $2.9 million higher than in the previous period, and in line with expectations.

•
For the quarter, the unfavorable impact of a lower BOLI base ROA was $3.2 million. In the fourth quarter of 2013, the BOLI base ROA benefited from $1.7 million in purchase accounting (PGAAP) amortization, which was fully completed in the third quarter of 2014. For the year, the BOLI base ROA was slightly higher than in the previous year.

•
Prepayment-related income, net of amortization, was $3.4 million in the quarter, compared with none in the prior period. For the full year, net prepayment-related income was $7.3 million, compared with $5.9 million.

•
Sales of individual life products were $12.7 million for the quarter, up 35% from $9.4 million in the prior period. Full-year sales were $38.0 million, more than double the previous year's $18.6 million. Symetra's guaranteed UL product continues to gain traction in the brokerage general agency distribution network.

Other

•
Pretax adjusted operating income was $2.3 million for the quarter, compared with a loss of $6.1 million in the year-ago quarter. The improvement resulted from a $12.4 million increase from the performance of alternative investments in this segment, offset in part by $2.7 million higher interest expense on debt issued in the third quarter. For the full year, the segment had a pretax adjusted operating loss of $22.5 million, compared with a loss of $15.5 million, driven by lower net investment income and increased interest expense on debt. Net investment income for the year reflected $7.2 million higher amortization of tax credit investments, offset in part by $4.7 million higher income from alternative investments.

Net Realized Gains (Losses)

•
Net realized gains were $11.2 million for the quarter, compared with net gains of $25.0 million in the prior period. These results include net gains on mark-to-market equities, which were $26.4 million for the quarter, compared with net gains of $22.7 million in the year-ago period. Partially offsetting the equities gains were increased FIA-related losses and impairments on fixed maturities.

•
For the full year, net realized gains were $42.4 million, compared with net gains of $35.6 million in the prior year. Net gains on mark-to-market equities were $55.7 million for the year, compared with net gains of $66.0 million for the previous year.

•
Approximately 90% of the total equities portfolio supports the longest duration reserves in Income Annuities. Total net realized gains on equities in the Income Annuities portfolio were $57.4 million in 2014 and $52.6 million in 2013.

Income Taxes

•
Provision for income taxes was $17.7 million for the quarter, compared with $18.1 million in the year-ago period. For the full year, the provision for income taxes was $45.5 million, compared with $53.4 million in the prior year.

•
Effective tax rate for the quarter was 20.8%, down from 21.9%, and the full-year effective tax rate was 15.2%, down from 19.5%. The lower tax rates for the quarter and full year reflect increased benefits from tax credit investments.

Stockholders’ Equity

	As of
(In millions, except per share data)	December 31 2014	September 30 2014
Total Stockholders' Equity	$3,360.6	$3,375.3
Per Common Share	$29.02	$29.12
Adjusted Book Value[1]	$2,370.0	$2,464.2
Per Common Share[1]	$20.47	$21.26

•	Capital actions — In the fourth quarter, Symetra declared and paid a special dividend of $1.30 per share, totaling $150.7 million.

•
There was no activity under the stock repurchase program in the fourth quarter. For the full year, Symetra repurchased a total of 2.1 million shares. As of year-end, 6.9 million shares remained available under the current repurchase authorization.

•	Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of 2014 was estimated at 475%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2.4 billion.

2015 Earnings Outlook
Symetra expects to generate adjusted operating income per diluted share of $1.75 to $1.95 in 2015.
Beginning in 2015, the Benefits target loss ratio range will increase to 65%-67%, from 64%-66%, to reflect continued growth in the group life and disability income business, which has a higher target loss ratio than medical stop-loss.
Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	duration of prolonged low interest rates, and timing and magnitude of changes in interest rates;

•	Benefits Division loss ratio;

•	mortality experience;

•	timing and levels of life and annuity sales;

•	persistency of the inforce book of business;

•	amount of prepayments in the investment portfolio;

•	amount of issuance and yields on commercial mortgage loans;

•	returns on alternative investments; and

•	capital management actions.
These expectations also are subject to the risks and uncertainties identified below.

Additional Financial Information
This press release, the fourth quarter 2014 financial supplement and financial review slides are posted on the company's website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results and Outlook on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s fourth quarter 2014 performance and outlook for 2015 with investors and analysts on Thursday, Feb. 5, 2015 at 12 p.m., Eastern Time (9 a.m., Pacific Time). To listen by phone, dial 1-888-713-4211. For international callers, dial 617-213-4864. The passcode is 16147291. Participants are encouraged to pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.
To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.
A replay of the webcast may be accessed beginning approximately one hour after the call ends by visiting http://investors.symetra.com.

Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. A reconciliation between each non-GAAP measure found in this presentation and the comparable GAAP measure can be found in the Financial Supplement accompanying this press release. The supplement is available for download on the Company’s website at www.symetra.com on the Investor Relations page, under Financial Information, Quarterly Financial Results.
This press release references the following non-GAAP financial measures:

•	Adjusted operating income is defined by the company as net income, excluding after-tax net realized gains (losses) that are not reflective of the performance of the company’s insurance operations. The company excludes gains (losses) associated with the following: investment sales or disposals, other-than-temporary investment impairments, changes in the fair value of mark-to-market investments and derivative investments (except for certain S&P 500 options), and changes in the fair value of embedded derivatives related to our fixed indexed annuity products.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•
Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value per share is calculated as adjusted book value divided by common shares outstanding.

•	Operating return on average equity is defined as adjusted operating income for the most recent four quarters, divided by average ending adjusted book value for the most recent five quarters.

About Symetra
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, broker-dealers and independent agents and advisors. For more information, visit www.symetra.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts, included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra's:

•
estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts, as well as statements describing factors and conditions that might affect those forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners, including statements about management’s intentions regarding those strategies; and

•
initiatives such as our previously announced stock repurchase program that are intended or expected to have various impacts upon our financial condition, results of operations, and liquidity and capital resources.

These statements are based on various assumptions and analyses made by Symetra in light of information presently known to management, and considering management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra's expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, or that could cause management to deviate from currently expected or intended courses of actions, including, among others:

•
the effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment, as well as management’s ability to anticipate and timely respond to any such fluctuations;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of significant increases in corporate refinance activity, including bond prepayments;

•	the performance of Symetra’s investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	the accuracy and adequacy of recorded reserves, including the actuarial and other assumptions upon which those reserves are established, adjusted and maintained;

•	the persistency of Symetra's inforce blocks of business;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	the effects of implementation of the Patient Protection and Affordable Care Act, including the direct effects upon Symetra's business, but also including the effects upon competitors and customers;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes, particularly of Symetra but also of other companies in its industry sector;

•	retention of key personnel and distribution partners;

•	the availability and cost of capital and financing;

•	the adequacy and collectibility of reinsurance that we have purchased, as well as the continued availability and cost of reinsurance coverage;

•	the continued availability of tax credit investments, and the continuation of current tax treatment of such investments;

•
changes in laws or regulations, or their interpretation, including those that could increase Symetra's business costs, reserve levels and required capital levels, or that could restrict the manner in which it does business;

•	the ability of Symetra's subsidiaries to pay dividends to Symetra;

•	Symetra’s ability to implement effective risk management policies and procedures, including hedging strategies;

•
Symetra's ability to maintain adequate telecommunications, information technology, or other operational systems, including its ability to prevent or timely detect and remediate any unauthorized access to or disclosure of customer information and other sensitive business data;

•	the initiation of regulatory investigations or litigation against Symetra and the results of any regulatory proceedings;

•	the effects of changes in national monetary and fiscal policy;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	the effects of redomestication of Symetra's primary life insurance company subsidiary and whether redomestication will convey the intended benefits; and

•
the risks that are described from time to time in Symetra's filings with the U.S. Securities and Exchange Commission, including those in Symetra's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.
###

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Revenues
Premiums	$161.0	$156.8	$629.1	$627.2
Net investment income	358.6	316.3	1,320.5	1,285.0
Policy fees, contract charges and other	50.0	45.0	190.4	191.7
Net realized gains (losses)	11.2	25.0	42.4	35.6
Total revenues	580.8	543.1	2,182.4	2,139.5
Benefits and expenses
Policyholder benefits and claims	120.7	109.7	445.9	462.9
Interest credited	246.1	235.7	953.8	932.0
Other underwriting and operating expenses	93.7	90.8	367.0	365.1
Interest expense	11.0	8.3	37.7	33.0
Amortization of deferred policy acquisition costs	24.0	16.1	78.1	72.4
Total benefits and expenses	495.5	460.6	1,882.5	1,865.4
Income from operations before income taxes	85.3	82.5	299.9	274.1
Provision for income taxes	17.7	18.1	45.5	53.4
Net income	$67.6	$64.4	$254.4	$220.7
Net income per common share
Basic	$0.58	$0.55	$2.19	$1.74
Diluted	$0.58	$0.55	$2.19	$1.74
Weighted-average number of common shares outstanding
Basic	115.923	117.812	116.307	126.609
Diluted	115.925	117.815	116.310	126.614
Cash dividends declared per common share	$1.40	$0.09	$1.70	$0.34
Non-GAAP financial measures
Adjusted operating income	$60.7	$50.0	$227.2	$200.9
Reconciliation to net income:
Net income	$67.6	$64.4	$254.4	$220.7
Less: Excluded realized gains (losses) (net of taxes)*	6.9	14.4	27.2	19.8
Adjusted operating income	$60.7	$50.0	$227.2	$200.9

* Excluded realized gains (losses) are reported net of taxes of $3.7 and $7.8 for the three months ended December 31, 2014 and 2013, respectively, and $14.6 and $10.7 for the twelve months ended December 31, 2014 and 2013, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	December 31 2014	December 31 2013
Assets
Total investments	$30,634.3	$27,901.1
Other assets	1,417.6	1,250.0
Separate account assets	949.8	978.4
Total assets	$33,001.7	$30,129.5
Liabilities and stockholders’ equity
Policyholder liabilities	$27,276.0	$25,328.8
Notes payable	697.2	449.5
Other liabilities	718.1	430.9
Separate account liabilities	949.8	978.4
Total liabilities	29,641.1	27,187.6
Common stock and additional paid-in capital	1,470.7	1,465.8
Treasury stock	(134.6)	(93.4)
Retained earnings	1,033.9	975.9
Accumulated other comprehensive income, net of taxes	990.6	593.6
Total stockholders' equity	3,360.6	2,941.9
Total liabilities and stockholders’ equity	$33,001.7	$30,129.5
Book value per common share*	$29.02	$24.99
Non-GAAP financial measures
Adjusted book value	$2,370.0	$2,348.3
Reconciliation to stockholders’ equity:
Total stockholders’ equity	$3,360.6	$2,941.9
Less: AOCI	990.6	593.6
Adjusted book value	2,370.0	2,348.3
Adjusted book value per common share **	$20.47	$19.95

* Book value per common share is calculated as stockholders’ equity divided by the sum of common shares outstanding. These shares totaled 115.797 and 117.731 as of December 31, 2014 and 2013, respectively.

** Adjusted book value per common share, is calculated as adjusted book value divided by the sum of common shares outstanding. These shares totaled 115.797 and 117.731 as of December 31, 2014 and 2013, respectively.